FOR IMMEDIATE RELEASE

ENERJEX RESOURCES ANNOUNCES OPERATIONS UPDATE AND DEVELOPMENT PLANS

San Antonio, Texas (March 6, 2013) – EnerJex Resources, Inc. (OTCMarkets: ENRJ) (“EnerJex” or the “Company”), a domestic onshore oil company, provided the following update today on its operating activities and development plans.

Oil Production

EnerJex produced 27,856 net barrels of oil during the fourth quarter of 2012. Adjusted for asset sales, this represents an 81% increase compared to the same period in 2011. For the full year, the Company produced 96,842 net barrels of oil. Adjusted for asset sales, this represents a year-over-year increase of 88% compared to 2011. As described below, EnerJex’s drilling activity accelerated in the fourth quarter of 2012 and it is expected to further accelerate in 2013.

Through the development of identified drilling locations in its existing asset portfolio, the Company expects to achieve a stabilized production rate of 1,000 barrels of oil per day within approximately 24 months. Due to the shallow and long lived nature of EnerJex’s oil properties, annual production decline rates from producing wells are expected to be approximately 5%, resulting in an economic life of approximately 50 years for new wells.

2013 Development Plan

EnerJex intends to drill more than 100 wells in its Mississippian Project and more than 150 wells in its Cherokee Project during 2013, representing an expected increase of more than 100% in its Mississippian Project and a similar number of wells in its Cherokee Project compared to 2012. Management expects this drilling program to be funded by cash flow from operations and additional borrowings under its existing credit facility, which currently bears interest at 3.75% per annum.

Operations Update

Mississippian Project – EnerJex drilled 35 oil wells and 14 secondary recovery water injection wells in its Mississippian Project during 2012. This represents a 289% increase in new producer wells and a 250% increase in new injector wells compared to 2011. Approximately half of the producer wells and two-thirds of the injector wells were drilled in the fourth quarter. The Company achieved a 97% drilling success rate in this project during 2012, experiencing only one dry hole that was drilled on the boundary of a lease.

EnerJex expects a material increase in oil production from this project in 2013. Importantly, the water injection wells that were drilled in 2012 and early 2013 are expected to significantly increase reservoir pressure in the Mississippian formation and cause a substantial rise in production from all of the adjacent production wells.

Cherokee Project – The Company drilled 91 oil wells and 86 secondary recovery water injection wells in its Cherokee Project during 2012. This represents a 94% increase in new producer wells and a 207% increase in new injector wells compared to 2011. Approximately 20% of the producer and injector wells were drilled in the fourth quarter. EnerJex achieved a 98% drilling success rate in this project during 2012, experiencing only two dry holes that were drilled on expansion leases. The Company expects a material increase in oil production from this project in 2013.

Management Comments

EnerJex’s CEO, Robert Watson, Jr., commented, “EnerJex is poised for explosive growth in 2013 and I expect it to be a landmark year for the Company. The sizeable increase in production and cash flow from EnerJex’s Cherokee Project over the past two years has put the Company in a great position to take advantage of its access to low cost capital and significantly accelerate the development of its high-impact Mississippian Project in Kansas.”

About EnerJex Resources, Inc.

EnerJex is a domestic onshore oil company with assets located in Eastern Kansas and South Texas. The Company’s primary business is to acquire, develop, explore and produce oil properties onshore in the United States. Additional information is available on the Company’s web site at www.enerjex.com.

Forward-Looking Statements

This press release and the materials referenced herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give EnerJex's current expectations or forecasts of future events. The statements in this press release regarding the completion of drilling for and commencement of operations at new wells, successful production from newly drilled wells, expected increases in overall production, the acquisition of operating assets and related agreements, any implied or perceived benefits from any current or future transaction, and any other effects resulting from any of those matters, are forward-looking statements. Such statements involve material risks and uncertainties, including but not limited to: whether newly drilled or newly acquired properties will produce at levels consistent with management's expectations; market conditions; whether we will experience equipment failures and, if they materialize, whether we will be able to fund repair work without materially impairing planned production levels or the availability of capital for further production increases; the ability of EnerJex to meet its loan covenants under the debt facility that is expected to fund the costs of the new wells and to obtain additional financing from its existing credit facility and from other sources for continued drilling; the costs of operations; delays, and any other difficulties related to producing oil; the ability of EnerJex to integrate the newly producing assets; the ability to retain necessary skilled workers to operate the new producing wells; the price of oil; EnerJex's ability to market and sell produced minerals; the risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements are set forth in our Form 10-K filed with the United States Securities and Exchange Commission and our Form 10-Q. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. EnerJex's production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Although EnerJex believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Contact

EnerJex Resources, Inc.

Robert Watson, Jr., CEO

Phone: (210) 451-5545

or

Investor Relations

Equity Market Advisors, LLC

Daniel Vernon

Phone: (405) 230-1182

Email: dv@equitymarketadvisors.com